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                                                              OMB APPROVAL
                             UNITED STATES             OMB Number:  3235-0145
                   SECURITIES AND EXCHANGE COMMISSION  Expires: November 30,1999
                         WASHINGTON, DC 20549          Estimated average burden
                                                       hours per response..14.90
                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*

                            Digi International Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                  253798 10 2
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                                 (CUSIP Number)

                               February 14, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP NO. 253798 10 2                   13G                         PAGE 2 OF 5
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        John P. Schinas
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        Not applicable
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

      Shares                       1,401,352
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,401,352
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,401,352
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        Not applicable
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 11     Percent of Class Represented by Amount in Row (9)

        9.3%
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 12     Type of Reporting Person (See Instructions)

        IN
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ITEM 1.
          (a)  Name of Issuer

                 Digi International Inc.

          (b)  Address of Issuer's Principal Executive Offices

                 11001 Bren Road East
                 Minnetonka, Minnesota  55343

ITEM 2.
          (a)  Name of Person Filing

                 John P. Schinas

          (b)  Address of Principal Business Office or, if none, Residence

                 11001 Bren Road East
                 Minnetonka, Minnesota  55343

          (c)  Citizenship

                 United States

         (d)  Title of Class of Securities

                 Common Stock

          (e)  CUSIP Number

                 253798 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS 240.13D-1(B) OR
          240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          (a) [_] Broker or dealer registered under section 15 of the Act.

          (b) [_] Bank as defined in section 3(a)(6) of the Act.

          (c) [_] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

          (e) [_] An investment adviser in accordance with ss 240.13d-1(b)(1)
                  (ii)(E).

          (f) [_] An employee benefit plan or endowment fund in accordance with ss 240.13d-1(b)(1)(ii)(F).

          (g) [_] A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G).

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j) [_] Group, in accordance with ss 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned
                 1,401,352

          (b)  Percent of Class
                 9.3%

                                  Page 3 of 5

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          (c) Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote
                         1,401,352
               (ii)  Shared power to vote or to direct the vote
                         -0-
              (iii)  Sole power to dispose or to direct the disposition of
                         1,401,352
               (iv)  Shared power to dispose or to direct the disposition of
                         -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

                 Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                 Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                 Not applicable

ITEM 10.  CERTIFICATION

                 Not applicable


                                  Page 4 of 5
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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                February 7, 2000
                                  -------------------------------------------
                                                       Date
                                               /s/ John P. Schinas
                                  -------------------------------------------
                                                     Signature
                                                 John P. Schinas
                                  -------------------------------------------
                                                    Name/Title


          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE:    Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss 240.13d-7 for other parties for whom copies are to be sent.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)





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